EXHIBIT 99.3



                      Federal Deposit Insurance Corporation
                                    Form F-4

Quarterly Report Under Section 13 of the Securities Exchange Act of 1934 for the Quarter Ended June 30. 1997
              -------------

FDIC Insurance Certificate Number 30174
                                  -----

                               Harris Savings Bank
                ------------------------------------------------
                (Exact name of bank as specified in its charter)


                                  Pennsylvania
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation of organization)


                                   25-1720585
                      ------------------------------------
                      (I.R.S. Employer Identification No.)


        235 North Second Street, P.O. Box 1711, Harrisburg Pennsylvania
        ---------------------------------------------------------------
                    (Address of principal executive offices)


                                      17105
                                   ----------
                                   (Zip Code)


Bank's telephone number, including area code (717) 236-4041
                                             --------------


                                       N/A
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes___ No___

     Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date 11,222,800 shares of common
                                                -------------------------------
stock, par value of $.01 per share, outstanding at June 30, 1997
----------------------------------------------------------------

Federal Deposit Insurance Corporation Form F-4
June 30, 1997
Item 1 Financial Statements and related Notes to Financial Statements

       The contents of Item 1 appear beginning on the next page of this report.


                (Balance of this page left intentionally blank.)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                                 (in thousands)

                                                                         June 30,     December 31,    June 30,
                                                                           1997          1996           1996
                                                                       -----------    -----------    -----------
                                                                       (unaudited)    (unaudited)    (unaudited)
Assets
Cash and cash equivalents                                              $    20,995    $    29,693    $    26,937
Marketable securities held-to-maturity (note 2)                            101,069        109,417        118,303
Marketable securities available-for-sale (note 2)                          966,234        719,493        391,897
Loans receivable, net                                                      869,658        823,916        897,975
Loans held for sale, net                                                    10,206          9,053         34,386
Loan servicing rights (note 3)                                              12,081         12,264         10,989
Real estate held for investment                                                675            898          1,014
Foreclosed real estate                                                       6,586          7,042          7,143

Premises and equipment, net of accumulated
  depreciation of $14,136, $13,845, and $14,176                             17,153         14,595         13,684
Accrued interest receivable                                                 14,293         12,052         10,954
Deferred tax asset, net                                                          0              0            475
Income taxes receivable                                                      1,020          4,677              0
Intangible assets                                                           20,509         21,695         23,905
Other assets                                                                 3,815          3,317          4,055
                                                                       -----------    -----------    -----------
  Total assets                                                         $ 2,044,294    $ 1,768,112    $ 1,541,717
                                                                       ===========    ===========    ===========
Liabilities and Stockholders' Equity
Deposits                                                               $ 1,162,558    $ 1,173,423    $ 1,227,261
Escrow                                                                      10,194          8,203         13,039
Accrued interest payable                                                     3,611          3,012          1,604
Postretirement benefit obligation                                            2,514          2,360          2,216
Other borrowings (note 4)                                                  693,298        420,631        145,185
Deferred tax liability, net                                                  4,161          3,257              0
Income taxes payable                                                             0              0         (1,924)
Other liabilities                                                            4,196          4,474          4,933
                                                                       -----------    -----------    -----------
  Total liabilities                                                      1,880,531      1,615,360      1,392,314
                                                                       -----------    -----------    -----------
Common stock, $.01 par value, authorized 50,000,000 shares;
  11,222,800 shares issued and outstanding at June 30, 1997,
  11,216,400 shares issued and outstanding at December 31, 1996, and
  11,216,400 shares issued and outstanding at June 30, 1996                    112            112            112
Paid in capital                                                             26,285         25,902         25,653
Retained earnings                                                          133,928        124,812        126,412
Net unrealized (loss) gain on marketable securities (note 2)                 4,829          3,615           (761)
Employee stock ownership plan                                                 (776)        (1,024)        (1,271)
Recognition and retention plans                                               (615)          (665)          (742)
                                                                       -----------    -----------    -----------
  Total stockholders' equity                                               163,763        152,752        149,403
                                                                       -----------    -----------    -----------
  Total liabilities & stockholders' equity                             $ 2,044,294    $ 1,768,112    $ 1,541,717
                                                                       ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                        Consolidated Statements of Income
                      (in thousands, except per share data)


                                                            Six months ended June 30.     Three months ended June 30.
                                                          ----------------------------    ----------------------------
                                                              1997            1996            1997           1996
                                                          ------------    ------------    ------------    ------------
Interest income:                                           (unaudited)     (unaudited)     (unaudited)     (unaudited)

  Loans  receivable:
    First mortgage loans                                  $     22,881    $     24,573    $     11,721    $     13,653
    Commercial, Consumer and other loans                        12,312           6,971           6,262           4,483
  Taxable investments                                           10,022           5,883           5,286           3,035
  Taxfree investments                                            2,720             513           1,414             419
  Dividends                                                      3,595           1,081           2,077             698
  Mortgage-backed securities                                    14,642           9,589           8,024           4,487
  Money market securities                                          130              60              64              43
                                                          ------------    ------------    ------------    ------------
    Total interest income                                       66,302          48,669          34,848          26,818
                                                          ------------    ------------    ------------    ------------
Interest expense:
  Deposits                                                      27,198          27,431          13,603          14,323
  Borrowed funds                                                15,064           1,904           8,771           1,623
  Escrow                                                            69              71              36              39
                                                          ------------    ------------    ------------    ------------
    Total interest expense                                      42,331          29,406          22,410          15,985
                                                          ------------    ------------    ------------    ------------
    Net interest income                                         23,971          19,263          12,438          10,833
Provision for loan losses                                          305             420             153             210
                                                          ------------    ------------    ------------    ------------
    Net interest income after provision for loan losses         23,666          18,843          12,285          10,623
                                                          ------------    ------------    ------------    ------------

Non-interest income:
  Service charges on deposits                                      729             426             381             231
  Other service charges/commissions/fees                           652             445             364             229
  Net servicing income                                           1,086             247             528             561
  Gain on sale of mortgage-backed securities (note 2)            2,734             927           1,690             788
  Gain (loss) on sale of other securities, net (note 2)            459               0              48               0
  Gain on sale of loans, net                                       805               0             365               0
  Other                                                            253              21              67               9
                                                          ------------    ------------    ------------    ------------
    Total non-interest income                                    6,718           2,066           3,443           1,818
                                                          ------------    ------------    ------------    ------------

Non-interest expense:
  Salaries and benefits                                          8,132           6,705           4,058           3,975
  Equipment expense                                                911             614             482             344
  Occupancy expense                                              1,451           1,120             699             607
  Advertising and public relations                                 972             469             533             250
  FDIC insurance                                                   381           1,305             190             693
  Director fees                                                    141             159              65              81
  Income from real estate operations                              (333)           (290)           (237)           (154)
  Amortization and write-off of intangibles                      1,187             897             600             527
  Non-operational loss (note 5))                                     0           4,205               0           4,205
  Other                                                          3,049           2,611           1,844           1,562
                                                          ------------    ------------    ------------    ------------
    Total non-interest expense                                  15,891          17,795           8,234          12,090
                                                          ------------    ------------    ------------    ------------
Income before income taxes                                      14,493           3,114           7,494             351
Income tax expense (note 6)                                      4,719           1,217           2,429             165
                                                          ------------    ------------    ------------    ------------
    Net income                                            $      9,774    $      1,897    $      5,065    $        186
                                                          ============    ============    ============    ============
Net income per share                                      $       0.88    $       0.17    $       0.45    $       0.02
                                                          ============    ============    ============    ============
Weighted average shares outstanding                         11,136,827      11,094,670      11,145,110      11,087,591


See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity
                                 (in thousands)

                                                                                   Net
                                                                               Unrealized   Employee    Recognition
                                                                                on Gain      Stock          And
                                                Common     Pain In   Retained    (Loss)    Ownership     Retention
                                                 Stock     Capital   Earnings  Securities     Plan         Plans          Total
                                               --------   --------   --------  ----------  ---------    ------------    --------
Balance at January 1, 1996                     $    112   $ 25,322   $125,244   $  3,120    $ (1,519)   $       (820)   $151,459
Net income                                                              1,897                                              1,897
Dividends paid at $.145 per share                                        (729)                                              (729)
Exercised stock options                                        112                                                           112

Change in unrealized gain (loss) on marketable
 securities, net of tax effect of ($1,401)                                        (3,881)                                 (3,881)
ESOP stock committed for release                                                                 248                         248
Earned portion of RRP plans                                                                                       78          78
Excess of fair value above cost of ESOP
 stock committed for release                                   188                                                           188
Excess of fair value above cost of earned
 portion of RRP stock                                           31                                                            31
                                               --------   --------   --------   --------    --------    ------------    --------
Balance at June 30, 1996                       $    112   $ 25,653   $126,412   $   (761)   $ (1,271)   $       (742)   $149,403
                                               ========   ========   ========   ========    ========    ============    ========

Balance at January 1, 1997                     $    112   $ 25,902   $124,812   $  3,615    $ (1,024)   $       (665)   $152,752
Net income                                                              9,774                                              9,774
Dividends paid at $.145 per share                                        (736)                                              (736)
Adjustment for timing difference subsidiary
 elimination entires                                                       78                                                 78
Exercised stock options                                         67                                                            67
Change in unrealized gain (loss) on marketable
 securities, net of tax effect of ($881)                                           1,214                                   1,214
ESOP stock committed for release                                                                 248                         248
Earned portion of RRP plans                                                                                       50          50
Excess of fair value above cost of ESOP
 stock committed for release                                   260                                                           260

Excess of fair value above cost of earned
 portion of RRP stock                                           56                                                            56
                                               --------   --------   --------   --------    --------    ------------    --------
Balance at June 30, 1997                       $    112   $ 26,285   $133,928   $  4,829    $   (776)   $       (615)   $163,763
                                               ========   ========   ========   ========    ========    ============    ========

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                            Six months ended June 30,
                                                            -------------------------
                                                                1997         1996
                                                            -----------   -----------
                                                            (unaudited)   (unaudited)
Cash flows from operating activities:
  Net income                                                 $   9,774    $   1,897
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Non-operational loss                                            0        4,205
     Provision for loan losses                                     305          420
     Net depreciation, amortization end accretion                1,528        2,084
     Origination of loans held for sale                        (39,430)           0
     Proceeds from sale of loans held for sale                  39,012            0
     Net gain on sales of interest earning assets               (3,998)        (923)
     (Gain) loss on the sale of foreclosed real estate             (40)           8
     Equity losses from joint ventures                              44            2
     Increase in accrued interest receivable                    (2,241)      (2,621)
     Increase in accrued interest payable                          599          788
     Amortization and write-off of intangibles                   1,187          897
     Earned ESOP shares                                            508          232
     Earned RRP shares                                             106           59
     Deferred income taxes                                         285       (4,742)
     Other, net                                                  2,853        4,176
                                                              --------     --------
  Net cash provided by operating activities                     10,492        6,482
                                                              --------     --------

Cash flows from investing activities:

 Proceeds from maturities and principal reductions of
   marketable securities:
         Held-to-maturity                                        8,316       31,319
         Available-for-sale                                      9,988       42,622
 Proceeds from sales of marketable securities, available
   for sale                                                    340,010       94,797
 Purchase of marketable securities, available for sale        (591,491)    (159,619)
 Purchase of loans                                                   0     (186,486)
 Loans sold                                                     21,029            0
 Net increase in loan originations less principal
   payments of loans                                           (67,272)     (61,182)
 Purchase of loan servicing rights                                (469)      (6,650)
 Increase in loans held for sale                                     0      (38,591)
 Investment in real estate held for investment                     (25)        (209)
 Proceeds from payments on real estate held for investment         130           36
 Purchase of premises and equipment                             (3,221)      (4,037)
 Cash proceeds received from the sale of foreclosed
   real estate                                                     623          178
 Acquisition of intangible asset                                     0      (14,742)
                                                              --------     --------
 Net cash used in investing activities                        (282,382)    (302,564)
                                                              --------     --------

                                  (continued)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (continued)
                                 (in thousands)


                                                            Six months ended June 30,
                                                            -------------------------
                                                                1997         1996
                                                            ----------    -----------
                                                            (unaudited)   (unaudited)
Cash flows from financing activities:
  Net (decrease) increase in deposits                         $ (10,865)  $  l53,551
  Net increase in other borrowings                              272,667      126,005
Net increase in escrow, stock over-subscriptions,
  and stock subscriptions payable                                 2,059        8,391
  Cash dividends                                                   (736)        (729)
  Purchase of ESOP shares                                             0            0
  Purchase of RRP shares                                              0            0
  Proceeds from the exercise of stock options                        67          349
                                                              ---------    ---------
  Net cash provided by financing activities                     263,192      287,567
                                                              ---------    ---------
  Net (decrease) in cash and cash equivalents                    (8,698)      (8,515)
  Cash and cash equivalents at beginning of year                 29,693       35,452
                                                              ---------    ---------
  Cash and cash equivalents at end of year                    $  20,995    $  26,937
                                                              =========    =========
  Supplemental disclosures:
  Cash paid during the years for:
  Interest on deposits, advances and other borrowings
    (includes interest credited to deposit accounts)          $  37,323    $  28,914
  Income taxes                                                    2,532        2,377

Non-cash investing activities:

  Transfers from loans to foreclosed real estate              $      85    $     105
  Mortgage-backed securities received in exchange for
    mortgage loans                                                    0       32,555
  Decrease (increase) in carrying value of marketable
    securities available-for-sale                                (2,095)       6,221
  Fair value of assets acquired                               $       0    $ 276,581
  Premium paid                                                        0       13,816
  Fair value of liabilities assumed                                   0      252,211


See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the tables are in thousands)

(1) Accounting Policies

The Consolidated Financial Statements include the accounts of Harris Savings Bank and its wholly-owned subsidiaries Avstar Mortgage Corporation, Harris Delaware Corporation, H. S. Service Corporation, First Harrisburg Service Corporation, and C. B. L. Service Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

The information contained in the Consolidated Financial Statements is unaudited. In the opinion of management all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of interim periods have been made. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

The accounting policies followed in the presentation of interim financial results are the same as those followed on an annual basis. These policies are presented on pages 34 through 36 of the 1996 Annual Report to Stockholders.

(2) Marketable Securities

Marketable securities consist of the following as of the dates indicated:

                                                                  June 30,     December 31,    June 30,
                                                                    1997           1996           1996
                                                                -----------    ------------    ---------
  Held-to-maturity, at amortized cost                           $   101,069       $ 109,417    $ 118,303
                                                                -----------       ---------    ---------
  Available-for-sale, at amortized cost                             958,346         713,700      393,118
  Available-for-sale, net unrealized gain (loss)                      7,888           5,793       (1,221)
                                                                -----------       ---------    ---------
  Available-for-sale, at fair value                                 966,234         719,493      391,897
                                                                -----------       ---------    ---------
  Total marketable securities                                   $ 1,067,303       $ 828,910    $ 510,200
                                                                -----------       ---------    ---------

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(2) Marketable Securities (continued)

The amortized cost and fair value of marketable securities at June 30, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                             Amortized          Fair
                                                                Cost            Value
                                                             ---------        ---------
Held-to-maturity:
  Due in one year or less -                                  $   9,997        $  10,009
  Due after one year through five years                         56,266           56,243
  Due after five years through ten years                         1,213            1,222
  Due after ten years                                                0                0
  Mortgage-backed securities                                    33,593           33,826
                                                             ---------        ---------
  Total securities held-to-maturity                          $ 101,069        $ 101,300
                                                             =========        =========

Available-for-sale:
  Due in one year or less                                    $  84,546        $  83,517
  Due after one year through five years                        129,843          133,555
  Due after five years through ten years                        62,778           64,267
  Due after ten years                                           11,275           11,324
  Equity securities                                            147,142          152,810
  Mortgage-backed securities                                   522,762          520,761
                                                             ---------        ---------
     Total securities available-for-sale                     $ 958,346        $ 966,234
                                                             =========        =========

Activity from the sale of marketable securities is as follows:


                                                For the six months ended
                                                        June 30,
                                                ------------------------
                                                   1997           1996
                                                ---------       --------

  Proceeds                                      $ 340,010       $ 88,293
                                                =========       ========

  Gross gains                                   $   3,262       $  1,128
  Gross losses                                         69            201
                                                ---------       --------
  Net gain                                      $   3,193       $    927
                                                =========       ========

All sales of marketable securities occurred in the available-for-sale portfolio.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the tables are in thousands)

(3) Loans Serviced for Others

The following table sets forth information concerning loans serviced for others as of the dates indicated:


                                             June 30,   December 31,   June 30,
                                               1997         1996         1996
                                            ----------   ----------   ----------
Unpaid principal balances of
  mortgage loans serviced for:
FHLMC                                       $  640,776   $  645,403   $  521,330
FNMA                                           338,653      349,671      184,328
Other investors                                 68,852       68,912       62,898
                                            ----------   ----------   ----------
  Total mortgage loans serviced             $1,048,281   $1,063,986   $  768,556
                                            ==========   ==========   ==========


Carrying value of mortgage loan
  servicing rights                          $   12,081   $   12,264   $   10,989
                                            ==========   ==========   ==========
Fair value of mortgage loan
  servicing rights                          $   16,139   $   12,290   $   13,762
                                            ==========   ==========   ==========
Valuation allowance for impairment
  related to mortgage loan
  servicing rights                          $      126   $      122   $      241
                                            ==========   ==========   ==========


On January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (SFAS 122). SFAS 122 amends Statement 65 and requires an institution to recognize as separate assets the rights to service mortgage loans for others when a mortgage is sold or securitized and the servicing rights retained. SFAS 122 also requires the reporting entity to measure the impairment of the servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. The preceding table reflects the informational requirements of SFAS 122.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the cables are in thousands)

(4) Other Borrowings

The following table presents the composition of the Bank's other borrowings as of the dates indicated.

                                          June 30,      December 31,    June 30,
                                            1997           1996           1996
                                          --------      ------------    --------
FHLB advances                             $531,308        $419,146      $124,082
Repurchase Agreements                      161,000               0        19,618
ESOP loan                                      990           1,485         1,485
                                          --------        --------      --------
Total other borrowings                    $693,298        $420,631      $145,185
                                          ========        ========      ========

(5) Non-Operational Loss

The Bank experienced a non-operational loss in the second quarter of 1996. This was in connection with certain violations of internal control policies and certain unauthorized external activities concerning Harris Savings Bank's relationship with a mortgage brokering company. First Federal Savings and Loan Association of Harrisburg ("First Federal"), which was merged into Harris, entered into an agreement to purchase participation interests from a mortgage brokering company, which originated mortgages, pursuant to a Mortgage Loan Sale and Servicing Agreement ("Agreement"). The Agreement was assumed by Harris upon its purchase of First Federal on April 19, 1996. The amount of funds involved in the unauthorized external activities and violations of internal control policies resulted in a non-operational loss of approximately $4,205,000 in the second quarter of 1996. Harris completed an internal review and an independent external review was completed to identify the scope, impact and effect of the unauthorized activities. In addition, certain corrective procedures were implemented to address this situation. Harris has ceased purchasing loans originated by the mortgage brokering company and no longer provides table funds for loans originated by the mortgage brokering company. Also, Harris took possession of certain assets of the mortgage brokering company.

Pursuant to the internal review and independent external review, Harris has determined that the non-operating loss has been mitigated by approximately $2,500,000. Earnings for the third quarter of 1997 will reflect approximately $1,500,000 of pretax income or $.13 per share because of this mitigation.

Harris continues to evaluate its options concerning legal recourse with respect to all aspects of the findings of its review. The non-recurring loss from the second quarter of 1996 will not have any adverse impact on ongoing operations.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the tables are in thousands)

(6) Income Taxes

Income tax expense for the six month period ended June 30, 1997 and June 30, 1996 was as follows:

                                                     June 30,
                                             -------------------------
                                              1997               1996
                                             ------             ------
     Federal:
        Current                              $3,574             $  810
        Deferred                                285                265
                                             ------             ------
                                              3,859              1,075
     State                                      860                142
                                             ------             ------
     Income tax expense                      $4,719             $1,217
                                             ======             ======

(7) New Accounting Standards

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". SFAS 128, which supersedes APB Opinion No. 15 (APB 15), "Earnings per Share", specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS. Basic EPS, unlike primary EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB 15. Harris will adopt SFAS 128 as of December 31, 1997. Management does not expect SFAS 128 to have a material effect on the balance sheet.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" and Statement of Accounting Standards No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information". Both SFAS 130 and SFAS 131 are effective for fiscal years starting after December 15, 1997.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the tables are in thousands)

(7) New Accounting Standards (Continued)

SFAS 130 establishes standards for reporting and displaying comprehensive income and its components. The purpose of the statement is to report all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

SFAS 131 introduces the "management approach" paradigm for segment reporting. The management approach is based on the way that the chief operating decision maker organizes segments within the company for making operating decisions and assessing performance.

Management believes that the adoption of SFAS 130 and SFAS 131 will not materially affect the Bank's financial condition or results of operations.

Item 2 Management's Discussion of Financial Condition and Results of Operations

       The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Harris Savings Bank. This discussion should be read in conjunction with the 1996 Annual Report. Current performance does not guarantee, assure, or may be indicative of similar performance in the future.

       In addition to historical information, this FDIC Form F-4 Report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

(a)    Material Changes in Results of Operations

       Net Income or Loss The net income for the current six month period was $9,774,000, representing an increase of $7,877,000, or 415.2% from the $1,897,000 reported during the first six months of 1996. The net income for the current quarter was $5,065,000, which was $4,879,000, or 2,623.1%, above the $186,000 earned for the comparable period of 1996.

       Net Interest Income Net interest income, on a tax equivalent basis, totaled $13,140,000 for the quarter ended June 30, 1997, which represents an increase of $2,081,000, or 18.8%, from the $11,059,000 of net interest income recorded in the quarter ended June 30, 1996. This increase reflected a favorable volume variance of $7,468,000 due to a $447.5 million increase in total average earning assets to $1.866 billion during the quarter ended June 30, 1997 as compared to $1.418 billion recorded during the quarter ended June 30, 1996. Also reflected was a net favorable rate variance of $1,040,000. However, the current reliance on more expensive external borrowing, due to leveraging operations, generated a decrease in the net interest margin of 30 basis points to 2.82% in the quarter ended June 30, 1997 as competed to 3.12% recorded in the quarter ended June 30, 1996.

       Net interest income, on a tax equivalent basis, totaled $25,376,000 for the six month period ended June 30, 1997, which represents an increase of $5,837,000 or 29.9%, from the $19,539,000 of net interest income recorded in the six month period ended June 30, 1996. This increase reflected a favorable volume variance of $16,384,000, due to a $471.3 million increase in total average earning assets to $ 1.784 billion during the six month period ended June 30, 1997 as compared to $ 1.313 billion recorded during the comparable prior period. Also reflected is a reduction in net interest margin of 14 basis points to 2.84% in the six month period ended June 30, 1997, from the 2.98% recorded in the six month period ended June 30, 1996.

       Table I on the following pages presents the Bank's average asset and liability balances, interest rates, interest income, and interest expense for each of the six month periods and quarters ended June 30, 1997 and June 30, 1996, respectively. Table 2 presents a rate-volume analysis of changes in net interest income.

TABLE I - Average Balance Sheets, Rate, and Interest Income and Expense Summary
          (continued)


                                                                             For the quarters ended,
                                            ---------------------------------------------------------------------------------------
                                                          June 30, 1997                               June 30, 1996
                                            -----------------------------------------     -----------------------------------------
                                            Average         (1) (4)         Average       Average           (1)           Average
                                            Balance        Interest        Yield/Cost     Balance         Interest       Yield/Cost
                                            -------        --------        ----------     -------         --------       ----------
                                                                        (Dollar amounts in thousands)
Assets:
   Interest-earning assets:
     Mortgage loans, net                  $  561,577        $11,737          8.36%      $  602,314         $12,562         8.34%
     Commercial loans                         75,512          1,461          7.74%          71,041           1,561         8.79%
     Other loans, net                        231,008          4,801          8.31%         186,958           4,010         8.58%
     Marketable securities - Taxable         880,246         15,211          6.91%         495,389           7,712         6.23%
     Marketable securities - Taxfree         101,103          2,006          7.94%          29,604             645         8.72%
     Other interest-earning assets            16,293            334          8.20%          32,886             553         6.73%
                                          ----------        -------                     ----------         -------
   Total Interest earning assets           1,865,739         35,550          7.62%       1,418,192          27,043         7.63%
                                                            -------                                        -------
   Noninterest-earning assets                 75,613                                        66,811
                                          ----------                                    ----------
   Total assets                           $1,941,352                                    $1,485,003
                                          ==========                                    ==========
Liabilities and stockholders' equity:
   Interest-bearing liabilities:
     Savings deposits                     $  146,538        $ 1,006          2.75%        $149,376          $1,065         2.85%
     Time deposits                           793,058         11,002          5.55%         840,213          11,738         5.59%
     NOW and money marker deposits           190,431          1,595          3.35%         187,272           1,519         3.24%
     Escrow and stock subscriptions            8,821             36          1.61%          10,294              39         1.52%
     Borrowed funds                          596,310          8,771          5.88%         116,720           1,623         5.56%
                                          ----------        -------                     ----------         -------
   Total interest-bearing liabilities      1,735,158         22,410          5.17%       1,303,875          15,984         4.90%
   Noninterest-bearing liabilities            47,875                                        29,764
                                          ----------                                    ----------
   Total liabilities                       1,783,033                                     1,333,639
   Stockholders' equity                      158,319                                       151,364
                                          ----------                                    ----------
   Total liabilities and stockholder      $1,941,352                                    $1,485,003
                                          ==========                                    ==========

Net interest income before provision
   for loan losses                                          $13,140                                        $11,059
                                                            =======                                        =======
Interest rate spread (2)                                                     2.45%                                         2.73%

Net interest-earning assets               $  130,581                                    $  114,317
                                          ==========                                    ==========
Net interest margin (3)                                                      2.82%                                         3.12%
Ratio of interest-earning assets to
   interest-bearing liabilities                 1.08 x                                        1.09 x
                                          ==========                                    ==========

(1) Includes income recognized on deferred loan fees of $242,000 and $456,000 for the comparable 1997 and 1996 periods, respectively.

(2) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(3) Represents the annualized net interest income before provision for loan losses divided by average interest-earning assets.

(4) Interest income and yields are shown on a tax-equivalent basis using an effective tax rate of 35%.

TABLE I - Average Balance Sheets, Rate, and Interest Income and Expense Summary




                                                                          For the six months ended,
                                            ---------------------------------------------------------------------------------------
                                                          June 30, 1997                               June 30, 1996
                                            -----------------------------------------     -----------------------------------------
                                            Average         (1) (4)         Average       Average           (1)         Average
                                            Balance        Interest        Yield/Cost     Balance         Interest     Yield/Cost
                                            -------        --------        ----------     -------         --------     ----------
                                                                        (Dollar amounts in thousands)
Assets:
   Interest-earning assets:
     Mortgage loans, net                  $  555,275        $22,897          8.25%      $  535,402         $22,510       8.41%
     Commercial loans                         71,455          2,736          7.66%          63,149           2,616       8.29%
     Other loans, net                        230,816          9,576          8.30%         166,189           6,416       7.72%
     Marketable securities - Taxable         811,354         27,759          6.84%         503,740          15,736       6.25%
     Marketable securities - Taxfree          96,961          4,015          8.28%          18,472             789       8.54%
     Other Interest-earning assets            18,512            724          7.82%          26,092             878       6.73%
                                          ----------        -------                     ----------         -------
   Total interest-earning assets           1,784,373         67,707          7.59%       1,313,044          48,945       7.46%
                                                            -------                                        -------
   Noninterest-earning assets                 74,934                                        55,616
                                          ----------                                    ----------
  Total assets                            $1,859,307                                    $1,368,660
                                          ==========                                    ==========
Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings deposits                      $  147,073        $ 2,004          2.73%      $  144,309         $ 2,101       2.91%
    Time deposits                            799,054         22,042          5.52%         801,351          22,473       5.61%
    NOW and money marker deposit             189,665          3,152          3.32%         170,698           2,857       3.35%
    Escrow                                     8,683             69          1.59%           8,013              71       1.77%
    Borrowed funds                           515,222         15,064          5.85%          68,482           1,904       5.56%
                                          ----------        -------                     ----------         -------
  Total interest-bearing liabilities       1,659,697         42,331          5.10%       1,192,853          29,406       4.93%
  Noninterest-bearing liabilities             43,411                                        24,317
                                          ----------                                    ----------
  Total liabilities                        1,703,108                                     1,217,170
  Stockholders' equity                       156,199                                       151,490
                                          ---------                                     ----------
  Total liabilities and stockholders      $1,859,307                                    $1,368,660
                                          ==========                                    ==========
Net interest income before provision
  for loan losses                                           $25,376                                        $19,539
                                                            =======                                        =======
Interest rate spread (2)                                                     2.49%                                      2.53%
Net interest-earning assets               $  124,676                                    $  120,191
                                          ==========                                    ==========
Net interest margin (3)                                                      2.84%                                      2.98%
Ratio of interest-earning assets to
   interest-bearing liabilities                 1.08 x                                        1.10 x
                                          ==========                                    ==========



(1) Includes income recognized on deferred loan fees of $494,000 and $826,000 for the comparable 1997 and 1996 periods, respectively.

(2) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(3) Represents the annualized net interest income before provision for loan losses divided by average interest-earning assets.

(4) Interest income and yields are shown on a tax-equivalent basis using an effective tax rate of 35%.

TABLE 2 - Rate/Volume Analysis of Changes in Tax-Equivalent Net Interest Income

                                               Quarter Ended June 30, 1997                 Six Months Ended June 30, 1997
                                                       Compared to                                   Compared to
                                               Quarter Ended June 30, 1996                 Six Months Ended June 30, 1996
                                                   Increase (Decrease)                           Increase (Decrease)
                                            ---------------------------------           ------------------------------------
                                            Volume         Rate          Net            Volume            Rate         Net
                                            ------        ------       ------           -------          ------      -------
                                                                     (Dollar amounts in thousands)
Interest-earning assets:
    Mortgage loans, net                     $ (849)       $   25       $ (825)          $   836          $ (449)     $   387
    Commercial loans                            98          (198)        (100)              345            (225)         120
    Other loans, net                           945          (154)         791             2,495             666        3,160
    Marketable securities - Taxable          5,994         1,505        7,499             9,613           2,410       12,023
    Marketable securities - Taxfree          1,559          (198)       1,361             3,352            (125)       3,226
    Other interest-earning assets             (279)           60         (219)             (255)            101         (154)
                                            ------        ------       ------           -------          ------      -------
Total interest-earning assets                7,468         1,040        8,507            16,384           2,378       18,762

Interest-bearing liabilities:
    Savings deposits                           (20)          (39)         (59)               40            (137)         (97)
    Time deposits                             (659)          (77)        (736)              (65)           (367)        (431)
    NOW and money market deposits               26            51           76               318             (23)         295
    Escrow and stock subscriptions              (6)            2           (3)                6              (8)          (2)
    Borrowed funds                           6,666           482        7,148            12,420             741       13,160
Total interest-bearing liabilities           6,007           419        6 426            12,719             207       12,925
                                            ------        ------       ------           -------          ------      -------
Net change in net interest income           $1,461        $  621       $2,082           $ 3,666          $2,172      $ 5,837
                                            ======        ======       ======           =======          ======      =======

Note: Changes in interest income and interest expense arising from the combination of rate and volume variances are allocated entirely as rate variances.

       Provision for Loan Losses There was a $153,000 provision for loan losses recorded in the quarter ended June 30, 1997, due to actual and anticipated loan growth, versus a $210,000 provision for loan losses recorded in the quarter ended June 30, 1996.

       There was a $305,000 provision for loan losses recorded in the six months ended June 30, 1997, due to actual and anticipated loan growth, versus $420,000 recorded in the six months ended June 30, 1996.

       Noninterest Income Noninterest income totaled $3,443,000 for the quarter ended June 30, 1997. This represents an increase of $1,625,000, or 89.4%, from the $1,818,000 recorded in the quarter ended June 30, 1996. This increase can be attributed to two reasons. The primary reason was a $902,000 gain associated with the sale of mortgage backed securities in the quarter ending June 30, 1997. Secondly, the sale of mortgage loans netted $365,000 during the same period.

       Noninterest income totaled $6,718,000 for the six month period ended June 30, 1997, which represents an increase of $4,652,000, or 225.2%, from the $2,066,000 recorded in the six month period ended June 30, 1996. This increase can be attributed primarily to following factors. First, net loan servicing income (net of amortization), increased $839,000, or 339.7%, to $1,086,000 for the six month period ended June 30, 1997, primarily due to an increase in the loan servicing portfolio of $600.0 million from January 1, 1996 to June 30, 1997. In addition, the six month period ended June 30, 1997 total of $2,734,000 for gains on the sale of mortgage backed securities registered an increase of $1,807,000 or 194.9% over the comparable 1996 period value of $927,000. The final contributor to the year to date 1997 increases were gains on the sales of other securities totaling $459,000, and gains on the sale of loans of $805,000 for the six month period ending June 30, 1997 versus the $0 recorded for both income categories during the six month period ending June 30, 1996.

       Noninterest Expense Noninterest expense equaled $8,234,000 for the quarter ended June 30, 1997, which represents a decrease of $3,856,000, or 31.9%, from the $12,090,000 recorded in the quarter ended June 30, 1996. There are two significant factors that produced this performance. First, the $4,205,000 mortgage warehouse fraud associated with the First Harrisburg Bancor, Inc. merger which was recognized in the quarter ending June 30, 1996. Secondly, FDIC premium insurance generated a $503,000 decrease for the quarter ending June 30, 1997. This constitutes a 72.6% decline from the comparable quarter ending June 30, 1996. This trend for the quarter ended June 30, 1997 reflects the impact of reduced FDIC premiums on the Bank which were realized in first and second quarters of 1997.

       Noninterest expense totaled $15,891,000 for the six month period ending June 30, 1997. This represents a $1,904,000, or 10.7% decrease from the $17,795,000 figure recorded in the six month period ending June 30, 1996. The major contributor to the decline was the recognition of a nonoperational loss of $4,205,000 associated with a mortgage warehouse fraud which was reported in the second quarter of 1996. Another factor contributing to the decline in noninterest expense was a $924,000 or 70.8% decline in FDIC insurance premium costs resulting from the Deposit Insurance Funds Act of 1996.

       Offsetting these decreases were the following increases which are primarily attributable to the acquisition of First Harrisburg Bancor,
       Inc.:

(1) A $1,427,000 or 21.3% increase in Salaries and Benefits to $8,132,000 for the six months ended June 30, 1997 vs. the $6,705,000 for the six months ended June 30, 1996.

(2) A $297,000 or 48.4% increase in Equipment Expense to $911,000 for the six months ended June 30, 1997 compared to $614,000 for the six months ended June 30, 1996.

(3) A $331,000 or 29.6% increase in Occupancy Expense to $1,451,000 for the six months ended June 30, 1997 compared to $1,120,000 for the comparable period in 1996.

(4) A $290,000 or 32.3% increase in Amortization of Intangibles to $1,187,000 for the six months ended June 30, 1997 compared to $897,000 for the six months ended June 30, 1996.

       The final significant increase is a $503,000 or 107.3% increase in Advertising and Public relations from the June 30, 1997 six month period balance of $972,000 versus the $469,000 balance for the comparable period in 1996. This dollar change represents the additional costs of a marketing campaign designed to increase the bank's market share penetration of transaction accounts.

       Provision for Income Taxes Corporate income tax expense totaled $2,429,000 for the quarter ended June 30, 1991, which resulted in an effective tax rate of 32.4% on a pretax income of $7,494,000. This represents an increase of $2,264,000 from the $165,000 of corporate income tax expense recorded during the quarter ended June 30, 1996, which resulted in an effective tax rate of 47.0% for that period on pretax income of $351,000. The ensuing decrease in the statutory tax rate is primarily attributable to an increase in tax exempt securities.

       Corporate income tax expense totaled $4,719,000 for the six month period ended June 30, 1997, which resulted in an effective tax rate of 32.6% on a pretax income of $14,493,000. This represents an increase of $3,502,000 from the $1,217,000 of corporate tax expense recorded during the six month period ended June 30, 1996, which resulted in an effective tax rate of 39.1% for that period on pretax income of $3,114,000. The 6.5% reduction in the effective tax rate is primarily attributable to the purchase of $69.1 million in tax exempt securities for the 12 month period ending June 30, 1997.

Item 2 Management's Discussion of Financial Condition and Results of Operations

(b)    Material Changes in Financial Condition

       Sources and Uses of Funds Total cash and cash equivalents decreased $8.7 million during the six month period ended June 30, 1997. For the comparable period ending June 30, 1996, cash and cash equivalents decreased by $8.5 million. Operating activities generated cash totaling $10.5 million and $6.5 million during the six month periods ended June 30, 1997 and June 30, 1996, respectively. During the six month period ending June 1997, investing activities of the Bank resulted in a net use of cash of $282.4 million, due mainly to $591.5 million in purchases of marketable securities which was partially offset by marketable security sales totaling $340.0 million. During the six month period ending June 30, 1996, purchases for the bank's portfolio of marketable securities used cash of $159.6 million, and loan purchases generated a net cash use of $186.5 million. The bank's financing activities for the six month period ending June 30, 1997, resulted in a net sources of cash totaling $263.2 million which is primarily attributable to borrowing increases of $272.7 million. During the six month period ended June 30, 1996, increases in deposits and other borrowings provided cash of $153.6 million and $126.0 million, respectively.

       Stockholders' Equity Stockholders' equity totaled $163.8 million, $152.8 million, and $149.4 million at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. Stockholders' Equity amounted to 8.0% on total assets of $2.044 billion as of June 30, 1997, compared to 8.6% on total assets of $1.768 billion at December 31, 1996, and 9.7% on total assets of $1.542 billion at June 30, 1996.

       The increase in Stockholders' equity of $11.0 million or 7.2% in the six months ended June 30, 1997 resulted mainly from the increase of $9.8 million in net income, and $1.2 million from an increase in the market value, net of tax effect, of the available-for-sale securities portfolio. The increase in Stockholders' equity of $14.4 million or 9.6% in the twelve month period ended June 30, 1997 primarily included net additions of $8.9 million from net income, and a net increase of $5.6 million in the market value, net of tax effect, of the available-for-sale securities portfolio.

       The Bank's leverage capital ratio, calculated using FDIC capital definitions, totaled 6.8%, 7.3% and 8.3% at June 30, 1997, December
       31, 1996, and June 30, 1996, respectively. The Bank's risk-based capital ratio, calculated using FDIC capital definitions, totaled 13.7%, 14.7%, and 14.3% at June 30, 1997, December 31, 1996, and June 30,
       1996, respectively. As of these dates, the Bank's capital ratios exceeded all regulatory minimum capital requirements.

       Marketable Securities Marketable securities, excluding cash, totaled $1,067.3 million, $828.9 million, and $510.2 million at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. Total marketable securities increased $238.4 million, or 28.8% during the first six months of 1997. Total marketable securities increased $557.1 million, or 109.2%, in the twelve month period ended June 30, 1997.

       During the six month period ending June 30, 1997, total mortgage backed securities increased $196.4 million or 60.2%, municipal bonds increased $12.9 million or 14.3%, and equity securities increased $36.9 million or 45.1%. For the 12 month period ending June 30, 1997 mortgage backed securities increased $261.2 million or 99.9%, municipal securities increased $69.1 million or 205.1%, while equity securities increased $75.7 million or 175.8%.

       Table 3 on the following page presents the composition of the Bank's marketable securities portfolio as of June 30, 1997, December 31, 1996, and June 30, 1996, respectively.

                (Balance of this page left intentionally blank.)

TABLE 3 - Composition of Marketable Securities Portfolios

The following table sets forth certain information regarding the amortized cost and fair values of the Bank's marketable securities portfolio at June 30, 1997, December 31, 1996, and June 30, 1996:


                                                  June 30, 1997               December 31, 1996             June 30, 1996
                                             -------------------------     -----------------------      ----------------------
                                              Amortized        Fair        Amortized        Fair        Amortized       Fair
                                                Cost           Value         Cost           Value         Cost          Value
                                             ----------     ----------     ---------      --------      ---------     --------
Held-to-maturity:
  U.S. Government and agencies               $   67,476     $   67,474      $ 72,513      $ 72,783      $ 72,546      $ 71,959
  FHLB Certificates of Deposit                                                                                 0             0
  Mortgage-backed securities:
     FNMA PC's                                    4,447          4,540         4,780         4,901         5,191         5,299
     FNMA CMO's                                       0              0             0             0         1,085         1,080
     FHLMC CMO's                                      0              0             0             0         4,789         4,778
     Private issue CMO's                         29,146         29,286        32,124        32,228        34,692        34,564
                                             ----------     ----------      --------      --------      --------      --------
  Total mortgage-backed securities               33,593         33,826        36,904        37,129        45,757        45,721
                                             ----------     ----------      --------      --------      --------      --------
  Total securities held-to-maturity          $  101,069     $  101,300      $109,417      $109,912      $118,303      $117,680
                                             ----------     ----------      --------      --------      --------      --------
Available-for-sale:
  U.S. Government and agencies               $  143,424     $  142,400      $143,370      $142,721      $  5,533      $  5,498
  Corporate bonds                                17,000         16,703        17,000        16,660         2,006         2,006
  SBA's                                               0              0        31,522        31,705        34,959        35,412
  Municipal obligations                         102,729        104,758        89,840        90,155        33,676        31,446
  FHLB stock                                     28,325         28,325        20,972        20,972         9,329         9,329
  Other equities                                118,818        124,485        81,915        86,836        43,077        45,496
  Asset Backed Securities                        25,287         25,430         2,756         2,758         3,000         3,020

  Mortgage-backed securities:
     FNMA PC's                                        0              0        10,040        10,077        11,020        10,978
     FHLMC PC's                                   3,233          3,371        70,942        71,858       117,133       116,318
     GNMA PC's                                        0              0         1,565         1,593         1,649         1,672
     Private issue PC's                               0              0        36,598        36,749        44,083        43,944
     FNMA CMO's                                  97,707         97,839        62,597        62,698        59,164        58,559
     FHLMC CMO's                                306,138        307,002       122,851       122,866        28,490        28,219
     Private issue CMO's                        115,684        115,921        21,732        21,845             0             0
                                             ----------     ----------      --------      --------      --------      --------
  Total mortgage-backed securities              522,762        524,133       326,325       327,686       261,539       259,690
                                             ----------     ----------      --------      --------      --------      --------
  Total securities available-for-sale        $  958,345     $  966,234      $713,700      $719,493      $393,119      $391,897
                                             ----------     ----------      --------      --------      --------      --------
Other interest-earning Securities:
  FHLB daily investment                      $      965     $      965      $  5,265      $  5,265      $ 17,011      $ 17,011
                                             ----------     ----------      --------      --------      --------      --------
Total marketable Securities and
  interest bearing investments               $1,060,379     $1,068,499      $828,382      $834,670      $528,433      $526,588
                                             ----------     ----------      --------      --------      --------      --------

       Loans Net loans, including loans held for sale, totaled $879.9 million, $833.0 million, and $932.4 million at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. The increase of $46.9 million, or 5.6%, for the six months ended June 30, 1997, deflects a moderate level of loan growth. The decrease of $52.5 million, or minus 5.6%, for twelve month period ended June 30, 1997, resulted from a relatively flat local market and the bank's emphasis on investment purchases.

       Table 4 on the following page presents an analysis of the Bank's loan portfolio as of June 30, 1997, December 31, 1996, and June 30, 1996, respectively.

                (Balance of this page left intentionally blank.)


TABLE 4 - Loan Composition

                                                         June 30, 1997            December 31, 1996             June 30, 1996
                                                                   Percent                     Percent                     Percent
                                                                     of                          of                          of
                                                   Amount           Total       Amount          Total        Amount         Total
                                                  --------         -------     --------        -------      --------       ------
Mortgage loans:
  One-to-four family (1)                          $546,319          61.93%     $523,642         62.71%      $651,979        69.26%
  Other residential real estate (multi-family)      17,304           1.96        19,186          2.30         24,640         2.62
  Construction (2)                                  21,292           2.41        25,647          3,07         21,646         2.30
  Other                                              8,924           1.01         8,319          1.00          7,550         0.80
                                                  --------         ------      --------        ------       --------       ------
                Total mortgage loans              $593,839          67.32%     $576,794         69.07%      $705,815        74.98
                                                  --------         ------      --------        ------       --------       ------
Commercial loans                                    60,426           6.85        33,058          3.96         24,150         2.57

Consumer and other loans:
  Automobile                                           581           0.07           340          0.04             37         0.00
  Mobile home                                       68,014           7.71        65,794          7.88         48,983         5.20
  Home equity and second mortgage                  154,431          17.51       153,464         18.38        155,110        16.48
  Credit cards                                          21           0.00             4          0.00          2,845         0.30
  Other                                              4,845           0.55         5,582          0.67          4,379         0.47
                                                  --------         ------      --------        ------       --------       ------
                Total consumer and other loans     227,892          25.83       225,184         26.97        211,354        22.45
                                                  --------         ------      --------        ------       --------       ------
                Loans receivable, gross            882,157         100.00%      835,036        100.00%       941,319       100.00%
                                                  --------         ------      --------        ------       --------       ------

Plus:

  Dealer reserves                                   14,320                       13,880                        8,062

  Less:

  Unearned discounts                                  (251)                        (327)                       1,526
  Net deferred loan origination fees                 8,281                        7,952                        8,141
  Allowance for loan losses                          8,583                        8,322                        7,353
                                                  --------                     --------                     --------
                                                    16,613                       15,947                       17,020
                                                  --------                     --------                     --------
       Loans receivable, net                       879,864                      832,969                      932 361
                                                  ========                     ========                     ========
Mortgage Loans
  ARM                                              113,634          20.80%      109,389         20.89%       128,635        19.73%
  Fixed Rate                                       432,685          79.20       414,253         79.11        523,344        80.27
                                                  --------         ------      --------        ------       --------       ------
       Total Mortgage Loans                        546,319         100.00%      523,642        100.00%       651,979       100.00%
                                                  ========         ======      ========        ======       ========       ======



(1) Includes net loans held for sale of $10,206, $9,053, and $34,386 at June 30, 1997, December 31, 1996 and June 30, 1996.

(2) Net of undisbursed portion of $32,788, $27,401, and $39,649 at June 30, 1997, December 31, 1996 and June 30, 1996, respectively.

Purchased Mortgage Servicing Rights As of June 30, 1997, December 31, 1996, and June 30, 1996 the Bank held mortgage loan servicing rights with carrying values totaling $12.1 million, $12.3 million, and $11.0 million, respectively. The unpaid principal balances of loans serviced for others totaled $1.048 billion, $1.064 billion, and $769 million at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. The Bank recorded amortization expense on mortgage loan servicing rights totaling $715,000 during the six months ended June 30, 1997. The Bank recorded amortization expense on mortgage loan servicing rights of $903,000, which included an impairment valuation allowance of $241,000 in the first six months of 1996.

At June 30, 1997, the total amount of capitalized mortgage servicing rights (including mortgage servicing rights purchased) was $12,207,000 before the valuation allowance. The valuation allowance for impairment related to such rights was $126,000 at June 30,1997. The fair value of such rights was approximately $16,139,000 at June 30, 1997.

Asset Quality The Bank's asset quality remains sound. Loan charge-offs, net of recoveries, totaled $44,000 for the six month period ended June 30, 1997, compared to $255,000 for the six month period ended June 30, 1996. Loan charge-offs, net of recoveries, totaled $612,000 for the twelve month period ended June 30, 1997. Based on management's continuing review of the loan portfolio, the Bank recorded provision for loan losses of $305,000 for the six month, and $ 1,842,000 for the 12 month periods ending June 30, 1996.

The allowance for loan losses totaled $8,583,000, $8,322,000, and $7,353,000 at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. Stated as a percentage of total loans receivable, the allowance for loan losses amounted to
 .98%, 1.00%, and .79% at June 30, 1997, December 31, 1996, and June 30, 1996,
respectively.

Deposits Deposits, not including escrow, totaled $1.163 billion $1.173 billion, and $1.227 billion at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. Total deposits declined by $10.0 million, or .9%, during the six months ended June 30, 1997. In addition, total deposits declined by $64.7 million or 5.3% during the twelve months ending June 30, 1997. Both the six month and twelve month declines reflect the Bank's strategy of leveraging an existing surplus capital base and paying comparable market rates on the remaining deposit base.

Table 5 on the following page presents the composition of the Bank's deposit portfolio as of June 30, 1997, December 31, 1996, and June 30, 1996, respectively.

TABLE 5 - Deposit Composition


                                     At June 30, 1997                 At December 31, 1996                At June 30, 1996
                             --------------------------         ---------------------------          -------------------------
                                Amount          Percent            Amount           Percent            Amount          Percent
                             ----------        --------         ----------         --------          ----------        -------
Demand and NOW accounts      $   93,167          8.01           $   84,715            7.22           $   79,465          6.47
Money market                    129,157         11.11              129,096           11.00              128,949         10.51
Savings                         149,434         12.85              150,019           12.78              153,087         12.47
Time deposits                   790,800         68.02              809,593           68.99              865,760         70.54
                             ----------        ------           ----------          ------           ----------        ------
Total deposits               $1,162,558        100.00           $1,173,423          100.00           $1,227,261        100.00
                             ==========        ======           ==========          ======           ==========        ======



                (Balance of this page left intentionally blank.)

Other Borrowings During the three and six month periods ended June 30,1997, the Bank actively engaged in leveraging activities to utilize its excess capital. Other borrowings totaled $693.3 million, $420.6 million, and $145.2 million at June 30, 1997, December 31, 1996, and June 30, 1996, respectively. These borrowings increased $272.7 million, or 64.8%, during the six months ended June 30, 1997, and increased $548.1 million, or 377.5%, during the twelve month period ended June 30, 1997. The increases were due to the increase in FHLB advances to $531.3 million, which represents an increase of $112.2 million, or 26.8%, and $407.2 million, or 328.2%, during the six months and twelve months ended June 30, 1997, respectively, and repurchase agreements, which amounted to $161.0 million at June 30, 1997, versus $0 at December 31, 1996, and $19.6 million on June 30, 1996.

Table 6 on the following page presents the composition of the Bank's other borrowings as of June 30, 1997, December 31, 1996, and June 30, 1996, respectively.

(Balance of this page left blank intentionally.)

TABLE 6 - Other Borrowings


                                     At June 30, 1997                 At December 31, 1996                At June 30, 1996
                             --------------------------         ---------------------------          -------------------------
                                Amount          Percent            Amount           Percent            Amount          Percent
                             ----------        --------         ----------         --------          ----------        -------
FHLB advances                $531,308             76.63          $419,146             99.65           $124,082           85.46
Repurchase Agreements         161,000             23.22                 0              0.00             19,618           13.51
ESOP loan                         990              0.14             1,485              0.35              1,485            1.02
                             --------            ------          --------            ------           --------          ------
Total other borrowings       $693,298            100.00          $420,631            100.00           $145,185          100.00
                             ========            ======          ========            ======           ========          ======



                (Balance of this page left intentionally blank.)

Liquidity The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank anticipates that it will have sufficient funds available to meet its current commitments.

The Bank exceeded all regulatory standards for liquidity at June 30, 1997, December 31, 1996, and June 30, 1996.

Other Matters On January 29, 1997, the Bank filed an F-3 regarding the formation of a two tier mutual holding company structure which was incorporated by reference in the March 31, 1997 F-4 report. At this time, the Bank is still waiting for final approval from the Pennsylvania Department of Banking and the Federal Reserve. It is expected that this approval and the subsequent formation of the holding company will be a third quarter 1997 event.

                                   SIGNATURES

          Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               Harris Savings Bank
--------------------------------------------------------------------------------
                                 (Name of bank)


Date  7-29-97            /s/ William J. McLaughlin                   (Signature)
--------------------------------------------------------------------------------
            William McLaughlin, President and Chief Executive Officer
--------------------------------------------------------------------------------
           Print name and title of signing officer under his signature.

Date 7/29/97                   /s/ James L. Durrell
--------------------------------------------------------------------------------
                                   (Signature)


     James L. Durrell, Executive Vice President and Chief Financial Officer
--------------------------------------------------------------------------------
         Print name and title of signing officer under his signature.

Federal Deposit Insurance Corporation Form F-4
September 30, 1996

Exhibit 1 Statement Regarding the Computation of Earnings Per Share

         Exhibit 1 appears on the next page of this report



                (Balance of this page left intentionally blank.)

                      Federal Deposit Insurance Corporation
                                    Form F-4
                                    Exhibit 1
              Statement regarding computation of Earnings Per Share


                                                   For the six month period ended               For the quarter ended
                                                           June 30, 1997                               June 30,
                                                   ------------------------------               ---------------------
                                                      1997                 1996                   1997          1996
                                                   ----------           ---------               ---------     -------
Weighted average shares outstanding:

     Common stock                                 11,039,198           10,981,748              11,041,648    10,983,498
                                                 -----------          -----------             -----------   -----------
     Common stock equivalents:
        Stock options                                 77,874               68,613                  77,781        62,629
        Stock awards                                   7,380               38,121                   7,118        35,276
        ESOP shares                                   12,375                6,188                  18,563         6,188
                                                 -----------          -----------             -----------   -----------
     Total common stock equivalents:                  97,629              112,922                 103,462       104,093
                                                 -----------          -----------             -----------   -----------
     Total weighted average shares outstanding    11,136,827           11,094,670              11,145,110    11,087,591
                                                 ===========          ===========             ===========   ===========
Net income                                        $9,774,000           $1,897,000              $5,065,000      $186,000
                                                 ===========          ===========             ===========   ===========
Net income per share                                   $0.88                $0.17                   $0.45         $0.02
                                                 ===========          ===========             ===========   ===========

